EXHIBIT 10.3

June 17, 2015
BY EMAIL AND OVERNIGHT COURIER

PhotoMedex, Inc.
100 Lakeside Drive
Suite 100
Horsham, PA 19044
Attn: Dennis McGrath
dmcgrath@photomedex.com

Re:  Payoff Letter

Ladies and Gentlemen:
Reference is hereby made to (i) that certain Credit Agreement dated as of May 12, 2014 (as amended, modified or supplemented, the "Credit Agreement"), made by and among PhotoMedex, Inc. (the "Borrower"), the Loan Parties from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the "Agent"), and the Lenders from time to time party thereto, and (ii) all related Loan Documents at any time entered into in connection with the foregoing.  Capitalized terms used in this letter without definition shall have the respective meanings attributed thereto in the Credit Agreement.
We have been advised by the Borrower that on June 19, 2015 (the "Payoff Date"), the Borrower intends to (i) repay in full the outstanding principal amount outstanding under the Credit Agreement together with all accrued and unpaid interest, fees, costs and expenses and all other indebtedness and Obligations of any and all kinds owing by the Borrower under the Loan Documents, and (ii) terminate all commitments and obligations of the Agent and the Lenders to the Borrower and the other Loan Parties under the Loan Documents.
Please be advised that there will be owing to the Agent on the Payoff Date the following amounts (collectively, the "Payoff Amount"), assuming the full remittance, in the manner prescribed below, of the Payoff Amount on or prior to 4:00 p.m. (New York City time) on the Payoff Date:

Principal	$38,893,203.00
Accrued and unpaid interest	$139,155.83
Out-of-pocket fees and expenses	Mayer Brown LLP: $27,000.00
Accrued Forbearance fees	$1,250,000.00
Total	$40,309,358.83

If the Payoff Amount is remitted after 4:00 p.m. Eastern Standard Time on the Payoff Date, the additional per diem interest will be $7,725.36 per day.  If the Payoff Amount is not remitted by 4:00 p.m. Eastern Standard Time on June 26, 2015, this letter shall be null and void, and as such, the Credit Agreement and other Loan Documents shall continue in full force and effect.
The Payoff Amount is to be remitted to the Agent by wire transfer of immediately available funds as follows:

JPMorgan Chase Bank, N.A.
ABA Number:  021000021
Account Number:  9008113381C4834
Account Name:  LS2 Incoming Account
Re:  PhotoMedex, Inc.
Upon the Agent's timely receipt of the Payoff Amount in immediately available funds:  (i) all indebtedness, liabilities and obligations of the Borrower and the other Loan Parties under the Credit Agreement and the other Loan Documents (other than obligations in respect of indemnification under the Loan Documents to the extent not due and payable) shall have been paid in full, (ii)  the Credit Agreement and other Loan Documents shall be terminated except to the extent provisions therein survive termination by the terms of such documents, (iii) all security interests and liens granted to the Agent in all real and personal property collateral of the Borrower and the other Loan Parties pursuant to the Loan Documents shall terminate, (iv) Borrower shall be authorized to file the UCC termination statements and such other releases and terminations, in each case, in the forms attached hereto as Exhibit A.  Notwithstanding the foregoing, Borrower and the other Loan Parties acknowledge that this letter does not affect any other credit, loan or other facility which the Agent or any of  the Lenders may have with the Borrower or the other Loan Parties, or release any liens or security interests thereunder.

Each of the Borrower and the other Loan Parties acknowledges and agrees that (A) it has no claims, counterclaims, offsets, credits or defenses to the Loan Documents and the performance of its obligations thereunder, and (B) each of the Agent and the Lender has heretofore properly performed and satisfied in a timely manner all of its obligations under the Credit Agreement and the other Loan Documents.  In addition, each of the Borrower and the other Loan Parties, on behalf themselves and each of their officers, directors, employees, agents, representatives, successors and assigns (the "Releasing Parties"), hereby forever releases and discharges each of the Agent and each of the Lenders, their respective officers, directors, employees, agents, representatives, successors and assigns (the "Released Parties") from any and all claims, causes of action, damages and liabilities of any nature whatsoever, known or unknown, which such Borrower, other Loan Party or other Releasing Party has, ever had or might hereafter have, against the Released Parties, or any of them, related, directly, to the Credit Agreement, the other Loan Documents, and the transactions related thereto.

Notwithstanding and without limiting any other provision of this letter agreement or any Loan Document, any provision of any Loan Document that survives the termination of such Loan Document in accordance with the terms of such Loan Document shall so survive and continue and remain in full force and effect.

This letter agreement becomes effective upon the execution and delivery hereof by all of the parties hereto.  It constitutes and contains the entire agreement of the Agent, Borrower and other Loan Parties with respect to its subject matter and supersedes any and all prior agreements, correspondence and communications.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State, and may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same letter.

Sincerely yours,

JPMORGAN CHASE BANK, N.A.

By: /s/ Lauren Daley
Lauren Daley
Authorized Officer

AGREED AND ACKNOWLEDGED:

PHOTOMEDEX, INC.

By: /s/ Dennis M. McGrath
Dennis M. McGrath
 President and Chief Financial Officer

RADIANCY, INC.

By:/s/ Dolev Rafaeli
Dolev Rafaeli
 President and Chief Executive Officer

PHOTOMEDEX TECHNOLOGY, INC.

By:/s/ Dennis M. McGrath
Dennis M. McGrath
 President

LUMIERE, INC.

By: /s/ Dennis M. McGrath
Dennis M. McGrath
 President

cc:        Scott Rutsky, Esq.
     Rick Hyman, Esq.